As filed with the Securities and Exchange Commission on May 8, 2008
File No. 333-148687
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TTM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-1033443

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2630 South Harbor Boulevard
Santa Ana, California 92704
(714) 327-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenton K. Alder
Chief Executive Officer
TTM Technologies, Inc.
2630 South Harbor Boulevard
Santa Ana, California 92704
(714) 327-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Kaplan, Esq.
Brian H. Blaney, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
(602) 445-8000 (phone)
(602) 445-8100 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Explanatory note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-148687) of TTM Technologies, Inc. is being filed solely to file the exhibits indicated in “Part II—Item 16—Exhibits”. Other than the addition of the exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-3 is unchanged.

Part II

Information not required in prospectus

Item 16. Exhibits.

Exhibit
number		Exhibit

1.1		Form of Underwriting Agreement
*2	.1	Form of Plan of Reorganization(1)
*2	.2	Agreement and Plan of Merger dated as of June 24, 2005(2)
*2	.3	Stock and Asset Purchase Agreement by and among Tyco Printed Circuit Group LP, Tyco Electronics Corporation, Raychem International, Tyco Kappa Limited, Tyco Electronics Logistics AG, and TTM (Ozarks) Acquisition, Inc. dated as of August 1, 2006(3)
*3	.1	Registrant’s Certificate of Incorporation(2)
*3	.2	Registrant’s Amended and Restated Bylaws(4)
*4	.1	Form of Registrant’s common stock certificate(2)
*4	.2	Form of Indenture
*5	.1	Opinion of Greenberg Traurig, LLP
*10	.1	UBS Credit Agreement(5)
*10	.2	Employment Agreement dated as of December 31, 2005 between the Registrant and Kenton K. Alder(6)
*10	.3	Form of Executive Change in Control Severance Agreement and schedule of agreements entered into on December 1, 2005(6)
*10	.4	Employment Agreement dated as of December 1, 2006 between the Registrant and Douglas L. Soder(7)
*10	.5	Form of Severance Agreement and schedule of agreements entered into on December 1, 2006(7)
*10	.6	2006 Incentive Compensation Plan(7)
*10	.7	Form of Stock Option Agreement(7)
*10	.8	Form of Restricted Stock Unit Award Agreement(7)
*10	.9	Form of Indemnification Agreement with directors(1)
*10	.10	Statutory Warranty Deeds for Redmond Facility(1)
*21	.1	Subsidiaries of the Registrant(7)
*23	.1	Consent of KPMG LLP, independent registered public accounting firm
*24	.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)
25.1		Statement of Eligibility on Form T-1 of American Stock Transfer & Trust Company

*	Previously filed.

(1)	Incorporated by reference to the Registration Statement on Form S-1 (Registration No. 333-39906) declared effective September 20, 2000.

(2)	Incorporated by reference to the Registrant’s Form 8-K as filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2005.

(3)	Incorporated by reference to the Registrant’s Form 8-K as filed with the Commission on August 4, 2006.

(4)	Incorporated by reference to the Registrant’s Form 8-K as filed with the Commission on November 14, 2007.

(5)	Incorporated by reference to the Registrant’s Form 10-K as filed with the Commission on November 2, 2006.

(6)	Incorporated by reference to the Registrant’s Form 10-K as filed with the Commission on March 14, 2006.

(7)	Incorporated by reference to the Registrant’s Form 10-K as filed with the Commission on March 16, 2007.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on May 8, 2008.

TTM TECHNOLOGIES, INC.

By:	/s/ Steven W. Richards
Name:   Steven W. Richards
Title:     Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Kenton K. Alder* Kenton K. Alder		President, Chief Executive Officer (Principal Executive Officer), and Director	May 8, 2008

/s/ Steven W. Richards Steven W. Richards		Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer), and Secretary	May 8, 2008

/s/ Robert E. Klatell* Robert E. Klatell		Chairman of the Board	May 8, 2008

/s/ Thomas T. Edman* Thomas T. Edman		Director	May 8, 2008

/s/ James K. Bass* James K. Bass		Director	May 8, 2008

/s/ Richard P. Beck* Richard P. Beck		Director	May 8, 2008

/s/ John G. Mayer* John G. Mayer		Director	May 8, 2008

*By:	/s/ Steven W. Richards Steven W. Richards Attorney-in-Fact

Exhibit index

Exhibit
number		Exhibit

1.1		Form of Underwriting Agreement
*2	.1	Form of Plan of Reorganization(1)
*2	.2	Agreement and Plan of Merger dated as of June 24, 2005(2)
*2	.3	Stock and Asset Purchase Agreement by and among Tyco Printed Circuit Group LP, Tyco Electronics Corporation, Raychem International, Tyco Kappa Limited, Tyco Electronics Logistics AG, and TTM (Ozarks) Acquisition, Inc. dated as of August 1, 2006(3)
*3	.1	Registrant’s Certificate of Incorporation(2)
*3	.2	Registrant’s Amended and Restated Bylaws(4)
*4	.1	Form of Registrant’s common stock certificate(2)
*4	.2	Form of Indenture
*5	.1	Opinion of Greenberg Traurig, LLP
*10	.1	UBS Credit Agreement(5)
*10	.2	Employment Agreement dated as of December 31, 2005 between the Registrant and Kenton K. Alder(6)
*10	.3	Form of Executive Change in Control Severance Agreement and schedule of agreements entered into on December 1, 2005(6)
*10	.4	Employment Agreement dated as of December 1, 2006 between the Registrant and Douglas L. Soder(7)
*10	.5	Form of Severance Agreement and schedule of agreements entered into on December 1, 2006(7)
*10	.6	2006 Incentive Compensation Plan(7)
*10	.7	Form of Stock Option Agreement(7)
*10	.8	Form of Restricted Stock Unit Award Agreement(7)
*10	.9	Form of Indemnification Agreement with directors(1)
*10	.10	Statutory Warranty Deeds for Redmond Facility(1)
*21	.1	Subsidiaries of the Registrant(7)
*23	.1	Consent of KPMG LLP, independent registered public accounting firm
*24	.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)
25.1		Statement of Eligibility on Form T-1 of American Stock Transfer & Trust Company

*	Previously filed.

(1)	Incorporated by reference to the Registration Statement on Form S-1 (Registration No. 333-39906) declared effective September 20, 2000.

(2)	Incorporated by reference to the Registrant’s Form 8-K as filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2005.

(3)	Incorporated by reference to the Registrant’s Form 8-K as filed with the Commission on August 4, 2006.

(4)	Incorporated by reference to the Registrant’s Form 8-K as filed with the Commission on November 14, 2007.

(5)	Incorporated by reference to the Registrant’s Form 10-K as filed with the Commission on November 2, 2006.

(6)	Incorporated by reference to the Registrant’s Form 10-K as filed with the Commission on March 14, 2006.

(7)	Incorporated by reference to the Registrant’s Form 10-K as filed with the Commission on March 16, 2007.